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                                                                       Exhibit 1

Code of Conduct


North American Palladium's reputation and success are due largely to the integrity and competence of the people who conduct its business. Every officer and employee of North American Palladium is a representative of the Corporation in his or her relationship with others including suppliers, contractors, customers, other employees, governments, investors, competitors and the general public.

North American Palladium expects all employees to adhere to the highest standards of personal and professional integrity and to avoid any conduct that might reflect unfavourably upon them, other employees or upon the Corporation. The Corporation's business goals are important and demanding but these goals must be achieved honestly and ethically.

With these qualifications in mind, the management of North American Palladium has adopted the attached Code of Conduct which sets forth the standards of behaviour that the Corporation and its subsidiaries require of their officers and employees. Action or failure of action, in contravention of the Code may be considered as unauthorized and outside the course of employment, and North American Palladium Ltd. will not indemnify the officer or employee for his or her costs that arise out of such conduct.

Employees are encouraged to discuss the application of this Code to specific business circumstances with, and are required to report any contravention of the Code to, the President or the Secretary of North American Palladium or the Chairman of the Audit Committee.





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     Code of Conduct

                    A COMMITMENT OF ETHICAL BUSINESS CONDUCT

The provisions of this Code are mandatory and apply to all employees of North American Palladium Ltd., its subsidiaries (collectively, "the Corporation") throughout the world and to joint ventures managed by North American Palladium.

Subsidiary companies are expected to adopt the Code and to disseminate its provisions to their employees. It will be the responsibility of the Chief Executive Officer of subsidiary companies to ensure that the provisions of this Code are complied with. Compliance is expected under all circumstances. Every employee who has executive or managerial responsibilities is expected to ensure that the provisions of this Code are communicated to employees reporting to him or her and must report any contravention of this Code promptly to the President or Secretary of North American Palladium. The Code affirms in specific terms the Corporation's commitment to uphold high moral and ethical standards and sets out basic behavioral standards required of those conducting its business.

Over zealousness, good intentions and failure to seek timely legal advice will not excuse violations of this Code. While the Corporation's activities are subject to a variety of laws and customs in the various jurisdictions throughout the world in which it operates, the Board of Directors believes that honesty is the essential standard to be observed. Though legal customs may vary, the Corporation's activities are to be based on honesty, integrity and fairness.

PART 1. THE CORPORATION AND ITS EMPLOYEES WILL COMPLY WITH ALL LEGAL REQUIREMENTS APPLICABLE TO CORPORATION BUSINESS.

        Ignorance of the law is not a defense. Moreover, agreements or arrangements need not necessarily be in writing for contravention to be inferred from the conduct of the parties. If this Code does not cover a particular situation or if the application or interpretation of a local law is uncertain, or in circumstances where the proper course of ethical conduct is unclear, employees should seek the assistance of their supervisor who, if necessary, should seek competent local legal advice or, if necessary, the advice of the Corporation's counsel. If there is insufficient time to obtain such advice, employees should conduct themselves in a manner they would not hesitate to have fully publicly disclosed. Supervisors, on learning of any contravention of this Code, shall take appropriate corrective action.

PART 2. ALL DEALINGS BETWEEN EMPLOYEES AND PUBLIC OR PRIVATE OFFICIALS MUST BE CONDUCTED IN A MANNER THAT WILL NOT COMPROMISE THE INTEGRITY, OR PLACE IN QUESTION, THE REPUTATION OF THE CORPORATION OR SUCH OFFICIALS.


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        No unlawful or otherwise improper payment or gift is to be made or offered with a view to assisting North American Palladium to obtain or retain business, to affect the enactment or enforcement of any laws, or otherwise to obtain favours.

        In a few countries, minor government employees whose duties are essentially administrative or clerical in nature may expect small facilitating payments for performing routine functions that they are in any event required to perform. Such conduct, even though unlawful or of doubtful legality, may not only be customary but be part of the locally understood and accepted compensation arrangements for minor functionaries. Discretion and good judgment must be exercised in the making of such facilitation payments and in no event are they to be made unless they are clearly necessary to North American Palladium's essential business needs, authorized by the Chief Executive Officer in the country concerned and not made for corrupt motives, i.e. to induce the recipient to misuse his/her official position.

PART 3. EMPLOYEES SHALL NOT OFFER, NOR FURNISH ON BEHALF OF NORTH AMERICAN PALLADIUM, EXTRAVAGANT GIFTS OR EXCESSIVE ENTERTAINMENT OR BENEFITS TO OTHERS.

        Modest gifts, reasonable entertainment and other courtesies may be extended by appropriate employees to persons or entities doing business or otherwise having dealings with North American Palladium if such activity can be justified to further the Corporation's best interests.

        No gift or entertainment should be of such value as to constitute a real personal enrichment of the recipient. Public scrutiny of the gift, entertainment or courtesy should not be embarrassing to or reflect unfavourably upon North American Palladium or the recipient.

PART 4. EMPLOYEES MUST NOT USE THEIR POSITION TO OBTAIN PERSONAL GAIN OR BENEFIT FROM OTHER EMPLOYEES OR FROM THOSE DOING OR SEEKING TO DO BUSINESS WITH NORTH AMERICAN PALLADIUM.

        Employees are required to select and deal with suppliers, customers and others doing or seeking to do business with North American Palladium in a completely impartial manner, without favour or preference based upon any considerations other than the best interests of North American Palladium.

        Employees must not seek nor accept, directly or indirectly, any gifts, payments, services, loans or other benefits from a supplier or other individual or entity that does or seeks to do business with, or is a competitor of North American Palladium. This prohibition does not extend to the borrowing on commercial terms from entities in the business of lending and does not prevent employees from accepting modest gifts,


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        favours or entertainment provided the conditions set forth in Part 3 are met. No such gift, favour or entertainment shall be of such nature as might affect, or reasonably be thought by others to affect, an employee's judgment or conduct in matters involving North American Palladium.

        Community and local public relations shall always be conducted with integrity and sensitivity to others with the intent to build an image that will facilitate North American Palladium's ability to achieve its goals while providing cooperation and support to its neighbours and host governments, as appropriate. Within guidelines established by the Chief Executive Officer, North American Palladium may provide physical and/or financial assistance, on a local basis, to develop a cooperative relationship with its neighbours by active involvement in public works, education, medical and health services and other non-political matters where North American Palladium's resources can compliment local surrounding its operations and activities.

PART 5. NORTH AMERICAN PALLADIUM'S BOOKS, RECORDS AND ACCOUNTS MUST REFLECT, IN AN ACCURATE AND TIMELY MANNER, ALL NORTH AMERICAN PALLADIUM'S TRANSACTIONS.

        North American Palladium's books, records and accounts are to reflect accurately, fairly and in reasonable detail, all transactions in accordance with the highest standards of integrity and applicable generally accepted accounting principles.

        Appropriate records must be kept of all transactions and there are to be no cash funds, bank accounts, investments or other assets, which are either not recorded or inadequately recorded on the books. No payment is to be approved without adequate supporting documentation.

        Individuals and entities with whom North American Palladium deals may request that commissions, service fees and other amounts be remitted to third persons or bank accounts in third countries. Such payments may only be made if (i) the amount payable does not arise from artificial additions to normal pricing; (ii) payment is authorized in writing by the individual or entity earning the commission, fee or other amounts;
        (iii) payment is made to the same individual or entity to which it is owed or to an affiliate under common ownership, and (iv) payment will not violate applicable law.

        Frank disclosure is to be made to all reasonable enquiries of North American Palladium auditors and legal advisors.



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PART 6. EMPLOYEES MUST AVOID ALL SITUATIONS IN WHICH THEIR PERSONAL INTERESTS
        CONFLICT WITH OR MIGHT APPEAR TO CONFLICT WITH THEIR DUTIES TO NORTH AMERICAN PALLADIUM.

        North American Palladium's basic policy is that, though employees are entitled to privacy in their personal affairs, each employee has a duty to be free of those outside interests, activities and influences which might impair the exercise of his or her independent judgment, fiduciary responsibility, initiative or efficiency in acting for North American Palladium, or expose the employee and/or North American Palladium to legal liability or public criticism.

        Potential conflicts of interest are so varied that it is impracticable to establish universal criteria in this Code as to what constitutes a prohibited conflict of interest. Set forth below are examples of the types of situations which indicate a conflict of interest and which employees should avoid unless prior written approval has been obtained from the President of North American Palladium or the Chief Executive Officer of a subsidiary Corporation; which approval shall only be given if it will not result in a detriment to North American Palladium.

        a) The holding, directly or by a member of the employee's immediate family, of a substantial financial interest in any business entity that does or seeks to do business with, or is in competition with North American Palladium. A substantial financial interest will be presumed where ownership is in excess of 1% in a Corporation traded on a stock exchange and the investment constitutes more than 5% of the employee's total assets or where an ownership interest in any other business contributes more than 10% of the annual income of the employee and his immediate family;

        b) A partnership, profit sharing arrangement, creditor/debtor relationship with any such entity;

        c) An employee or member of his immediate family serving as an agent, representative, director, officer or employee of, or consultant to, any such entity;

        d) The acceptance of any loan, service or other benefits from any such entity (other than borrowing on commercial terms from entities in the business of lending).

PART 7. OUTSIDE ACTIVITIES MUST NOT INTERFERE WITH EMPLOYEES' RESPONSIBILITIES.

        North American Palladium commends part-time participation by its employees in public service and management will, whenever practicable, approve and support such activity. Employees should, however, obtain such approval before assuming any



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        office or directorship or participating in any activity that would tend to deprive North American Palladium of the time and attention required of the employee to perform his or her duties properly.


PART 8. NO EMPLOYEE, DIRECTOR OR OFFICER, OR PERSON OR COMPANY IN A "SPECIAL RELATIONSHIP" WITH NORTH AMERICAN PALLADIUM, SHALL PURCHASE OR SELL SECURITIES OF NORTH AMERICAN PALLADIUM WHILE IN POSSESSION OF MATERIAL INFORMATION CONCERNING THE CORPORATION THAT HAS NOT BEEN PREVIOUSLY DISCLOSED TO THE PUBLIC, NOR, EXCEPT IN THE NECESSARY COURSE OF BUSINESS, SHALL AN EMPLOYEE, DIRECTOR OR OFFICER INFORM ANY INDIVIDUAL OR ENTITY OF ANY SUCH MATERIAL INFORMATION.

Part 8(a)       GENERAL

                Employees, directors and officers of the Corporation are subject to legal restrictions with respect to trading in securities of the Corporation or related securities such as options on the Corporation's securities.

                At no time may an employee, director, officer, or person or company in a "special relationship" with North American Palladium, purchase or sell, directly or indirectly, the Corporation's securities with knowledge of material information which has not been generally disclosed to the public. This prohibition ends at the end of the first business day after release of the material information. An employee, director or officer must not pass on material information to other people before the material information has been generally disclosed to the public (i.e. no "tipping").

                Examples of material information include, but are not limited to, a significant mineral discovery, unpublished sales or earnings figures, a stock split, proposed merger or acquisition, a change in dividend policy, a technical advance of unusual economic significance, or any other information, favourable or unfavourable, that would reasonably be expected to affect the market price or value of the Corporation's shares.

                An employee, director or officer must not, at any time, sell short any of the securities of the Corporation, unless such short position is covered by shares to be issued within 10 days of the short sale on the exercise of rights or options.

                An employee, director or officer must not sell a call or buy a put in respect of a security of the Corporation.

                (Definitions including "material information" and "special relationship" are set out in Part 8(c))


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Part 8(b)        DIRECTORS AND SENIOR OFFICERS

                The following additional conditions apply to directors and senior officers of the Corporation.

                A director or senior officer must file an insider report with the provincial securities commissions within 10 days of a purchase or sale of the Corporation's securities, grant of stock option or receipt of securities through the Corporation's Employee RRSP.

                In order to reduce the likelihood of the violation of these trading and tipping restrictions the Corporation has adopted the following policy:

                (i) Trading in the Corporation's securities, or related securities such as options, must not take place during blackout periods. There are four scheduled blackout periods per year. Each blackout period begins on the 15th day of the month following the end of the quarter for the first three quarters and the 31st day of the month following the year-end (Apr. 15, July 15, Oct. 15, Jan. 31) and ends at the end of the first business day after the Corporation releases its quarterly financial statements for the prior quarter or its annual financial statements for the prior year. If there are any doubts whether or not any particular day is within a blackout period contact the Vice President, Finance or the Secretary.

                (ii) At no time will a director or senior officer trade in the Corporation's securities (whether or not a blackout period is in effect), if the director or senior officer is in possession of material information, until it has been generally disclosed to the public. This prohibition ends at the end of the first business day after the Corporation releases the information to the public.

                (iii) Each year the Corporation holds an annual shareholder meeting. In connection with this annual meeting, it mails out a proxy circular to its shareholders giving notice of the shareholder meeting and providing information to shareholders with respect to matters of business to be dealt with at the meeting. A director or officer must not trade from the date of mailing until the end of the fifth business day following the date of mailing of the proxy circular to shareholders. This restriction also applies to special or extraordinary meetings. If there are any doubts as to when this period applies contact the Vice President, Finance or the Secretary.

                (iv) Directors and senior officers are encouraged to give prior notice to the Vice President, Finance of their intention to exercise a stock option and



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                        obtain confirmation that any sale of securities in
                        connection with the exercise of a stock option will not occur during a blackout period.

Part 8(c)       DEFINITIONS

                "Material facts" or "material changes" are often referred to as material information. Material information is information that significantly affects, or would reasonably be expected to have a significant affect, on the market price or value of any of the Corporation's securities.

                Persons or companies in a "special relationship" with North American Palladium include:

                (i) employees, directors, officers, affiliates or associates of:

                        o       the Corporation;
                        o       a person or company proposing to make a
                                takeover bid for the Corporation;
                        o a person or company proposing to become a party to a merger or business combination with the Corporation;
                        o a person or company that are, or were, involved in the provision of services to the Corporation;

                (ii) a person or company that learned of material information with respect to the Corporation while they were a person or company described in (i);

                (iii) a person or company that learns of material information concerning the Corporation, from any person identified in (i) through (iii), and knows or ought to know that the other person is a person or company that has such a relationship with the Corporation.

                Item (iii) would include family members of an employee, director or officer.

                "Affiliates" means a person or company (the "Controlling Shareholder") and the company of which the Controlling Shareholder owns more than 50% of all of the voting securities and any other company of which the Controlling Shareholder owns more than 50% of the voting securities. i.e. if ABC Inc. owns 55% of the voting securities of North American Palladium, ABC Inc. and North American Palladium are affiliated; if ABC Inc. also owns 60% of the voting securities of XYZ Inc., ABC Inc., North American Palladium and XYZ Inc. are affiliated.

                "Associate", where used to indicate a relationship with any person or company means: (i) any company of which such person or company owns more than 10% of the voting securities of the company; (ii) any partner of that person or



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                company; (iii) any trust or estate in which such person or company has a substantial interest or which such person serves as trustee; (iv) any relative of that person who resides in the same home as that person; (v) any person who resides in the same home as that person and to whom that person is married, or who resides in the same home and with whom that person has a conjugal relationship; and (iv) any relative of a person mentioned in (v) and resides in the same home with such person.

                "Senior Officer" means: (a) the chair or vice chair of the board of directors, the president, a vice president, the secretary, the treasurer or the general manager, or any person acting in a similar capacity on behalf of the Corporation; and (b) each of the five highest paid employees of the Corporation, including any person referred to in (a).

                "Officer" means the chair or vice chair of the board of directors, the president, a vice president, the secretary, the assistant secretary, the treasurer, the assistant treasurer, the comptroller, the general counsel and the general manager of the Corporation, and any other person designated as officer of the Corporation by by-law, or any person acting in a similar capacity on behalf of the Corporation.

                There is an exception to the restriction on "tipping" which applies if material information is provided to another person "in the necessary course of business", such as the Corporation's bankers, lawyers and other persons having a business association with the Corporation where it is NECESSARY to make such disclosure. This exception does not permit the disclosure of material information to analysts and investors in advance of the disclosure of such information to the public.

PART 9. UNLESS PREVIOUSLY PUBLISHED, NORTH AMERICAN PALLADIUM'S TECHNICAL, COMMERCIAL AND FINANCIAL INFORMATION IS PROPRIETARY AND CONFIDENTIAL AND EMPLOYEES ARE PROHIBITED FROM REVEALING SUCH INFORMATION TO ANY PERSON, EXCEPT IN THE NECESSARY COURSE OF BUSINESS, WITHOUT PROPER AUTHORIZATION.

        EMPLOYEES MUST NOT MAKE PERSONAL USE OF CORPORATE INFORMATION, ASSETS OR BUSINESS OPPORTUNITIES.

        North American Palladium has valuable resources in the form of tangible assets such as materials, supplies and equipment and intangible assets such as services, computer systems and confidential information. Employee access to such assets is made in confidence so that they may be used within the limits of the employee's authority for the advancement of North American Palladium's business and not otherwise.



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PART 10.EVERY EMPLOYEE SHALL DISCLOSE PROMPTLY AND IN WRITING ANY PERSONAL
        SITUATION OR TRANSACTION, WHICH IS OR MAY BE IN CONFLICT WITH THE INTENT OF THIS CODE.

        Disclosure shall be made to the employee's immediate supervisor. The supervisor shall determine what action, if any, the supervisor should take and what action the employee should take and shall recommend that action in writing for approval by the next higher level of management.

If a conflict exists, and there is no failure of good faith on the part of the employee, it will be North American Palladium's policy to allow a reasonable amount of time for the employee to correct the situation in order to prevent undue hardship or loss. Decisions in this regard shall, however, be within the sole discretion of North American Palladium's management, whose first concern must be in the interest of North American Palladium.




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